October 21, 2013

Gordian Group, LLC
950 Third Avenue, 17th Floor
New York, NY 10022
Attention: David Herman
Facsimile: (212) 486-3616

Re: Acknowledgment of Redemption Rights of Gordian Group, LLC (“Gordian”)

Dear David:

As you are aware, on September 4, 2013, Enerpulse, Inc. (the “Company”) consummated a business combination transaction via a reverse merger (the “Merger”) into a public shell company (the “Public Company”). Immediately prior to the effective time of the Merger, the 471,528 issued and outstanding shares of the Company’s Series C-2 Convertible Preferred Stock, all of which were held by Gordian (the “Gordian Stock”), were converted into a total of 1,320,278 shares of the Company’s common stock (the “Company Common Stock”). In the Merger, the Company Common Stock owned by Gordian was then converted into a total of 131,287 shares of common stock of the Public Company (the “Public Company Stock”). Gordian has requested confirmation that the redemption rights applicable to the Gordian Stock prior to the Merger will continue to apply to the Public Company Stock held by Gordian following the Merger.

The Company hereby acknowledges and agrees that the redemption rights to which the Gordian Stock was previously entitled pursuant to Section 7.1(c) of the Sixth Amended and Restated Certificate of Incorporation of the Company continue to apply to the Public Company Stock received by Gordian in the Merger, on the same procedural and other terms, with not less than the same economic benefit, as provided in said Section 7.1(c). In other words, the conversion of Gordian Stock into shares of Public Company Stock is viewed and will be treated by the Company as though it had been a direct mandatory conversion, as referenced in said Section 7.1(c). Accordingly, the total redemption price for the Public Company Stock held by Gordian, when and if such request is made on or after May 24, 2014, will be the greater of (i) $300,000 and (ii) the fair market value, at the time of the Company’s receipt of the redemption request, of such Public Company Stock. [Finally, for the avoidance of doubt, nothing in the separate Stockholder Representation Letter we have asked you to sign in connection with the Merger derogates from or otherwise changes Gordian’s redemption rights as confirmed herein].

Please let us know if you have any further questions.

Very truly yours, /s/ Bryan C. Templeton Bryan C. Templeton Chief Financial Officer Enerpulse Technologies, Inc.